Exhibit 99.1

Ardent Mines Initiates Exploration Work on its Northeastern Brazil Gold Hills (Serra do Ouro) Project

Ardent Mines Ltd. (OTCQB: ADNT) (the "Company" or "Ardent Mines"), a precious resources exploration, development, and mining company focused on advancing its two gold properties in Brazil, commenced geological exploration work at its Gold Hills (“Serra do Ouro”) property, a 13.5 km long gold trend (“Trend”), located in northeastern Brazil, near the border between the states of Pernambuco and Paraíba.

Visual results of field investigation (Photo: Business Wire)

In order to commence exploration, the Company added three highly experienced professionals to increase its Brazilian-based exploration capacity.

Mr. Alexey Kotov, Geologist and former exploration manager of Rusoro in Venezuela, was appointed as Exploration Vice President for Ardent Mines. Mr. Wiverson Souza, Geologist MsC with more than 10 years of experience in gold exploration in Brazil, was appointed as General Exploration Manager of Gold Hills, Ardent’s Brazilian subsidiary, and Mr. Wilson Tadeu Monteiro, a Brazilian Senior Geologist with experience in managing advanced gold exploration projects in Brazil, was appointed as Gold Hills Project Manager.

The team has focused on expediting the advancement of the Gold Hills property after conducting an extensive analysis of all previously available exploration data from the Gold Hills project. Following the data review, the detailed geological and structural mapping of the main gold occurrences identified along the Trend were refined. This process reaffirmed the continuity (along strike) and lateral extension of the mineralization and revealed evidence of seven richer zones. As a result, the Company plans to initiate a 3,000 meter exploratory drilling program at the Gold Hills target area. Drilling is expected to commence within the next four weeks once the drilling contract is finalized.

“I am very optimistic of the findings by our technical team,” stated Mr. Luciano Borges, Director and President of Ardent Mines. “The quality of these findings are extremely encouraging and supportive of our aggressive exploration program. We believe we have potentially identified a globally-competitive, significant gold trend.”

Exploration team identifies new Gold Hills target area

The expanded exploration team is focusing on the detailing of the underground and superficial targets already identified by Ardent’s previous campaigns, in order to develop a targeted drilling campaign.

Over the last month, a detailed analysis of the main drilling target (Gold Hills 01 or GH-01) was completed, along with mapping and sampling the main lode exposed by the old CPRM (a Brazilian government agency) excavations and the neighbor rocks. Although the previous work and literature about the region identified a quartz vein that shows up along the shear zone as the only mineralized structure in the area, the more current analysis developed by Ardent’s geologists has revealed that rather than a high grade mineralized 0.8-1.8 meter quartz vein, the mineralization at the GH-01 clearly consists in a wider gold mineralized zone in which the rock that hosts that main lode or rich quartz vein (a 4-5 meters “package” of mylonitic-schist), also contains gold. This finding increases the economic potential for the whole Trend, as the characteristic identified at GH-01 are pervasive in all traces and outcrops found all over the Trend.

That mineralized zone has been confirmed and mapped in detail along the 600 meters of the underground tunnels that were recovered by Ardent at the western portion of the Trend. A systematic sampling work (chips and channel sampling) was completed and the collected material was sent to ACME Labs for analysis. The results are pending from the lab; however, as visible gold particles were identified in many of the samples, the Company is optimistic.

In the course of the field investigation, a new target area, GH-05, was defined northeast from GH-01. A field test with 10 kg of material collected on that area (tailings left by artisanal miners) was submitted to a manual pan concentration test. The test recovered 0.3 grams of gold, which suggests a very high grade for the area. The target area was submitted to systematic sampling and samples are currently on their way to a lab for analysis.

ABOUT ARDENT MINES

Ardent Mines plans to develop low cost gold mining operations in Brazil, a mining friendly jurisdiction on two primary projects, Gold Hills and Misty Hills. Ardent Mines owns a 100% interest in Gold Hills Mining Ltda., which in turn owns mineral rights on 3,500 hectares, covering a highly-mineralized vein containing high grades of gold. Ardent Mines also owns the mineral rights on the Serra do Sereno (Misty Hills) property, located in Carajas, Brazil, one of the better known mining districts in the world. Ardent Mines is headquartered in New York, and has a field office in Brasilia. The Company has 16.3 million shares outstanding, and trades under the ticker symbol ADNT.

For more information on Ardent Mines Ltd., visit its website at www.ardentmines.com.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may vary materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent Mines cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent Mines will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by Ardent Mines with the U.S. Securities & Exchange Commission. Ardent Mines undertakes no obligation to update information contained in this release.

Photos/Multimedia Gallery Available: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=50327348&lang=en

Source: Business Wire (July 2, 2012 - 11:00 AM EDT)

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